Exhibit 99.3
INTERNAL CORRESPONDENCE

DATE:	30 June 2005

TO:	Eric Haeussler

Copy:

FROM:	Kim McManimie(/s/ KMcManimie)

SUBJECT:	Separation Date
In your separation agreement dated 3 March 2005, it was stated that your anticipated end date with TFS would be 31 August 2005.
Due to the current business conditions and plans, it is still anticipated that your employment with TFS will continue through October 31, 2005. Given this, the retention outlined in the previous memo is still in place. In addition, TFS will guarantee your employment through October 31 or pay in lieu of employment. In addition, you continue to be eligible for all benefits outlined in the March 3 memo.
In addition, the following guidelines to your pay apply:
•	You will be paid your severance on June 30. Your retention payment of $43,862.15 will be paid on August 25. Your extended retention payments of $9,583.33 will be paid on September 22 and October 20. Your personal trip payment of $6,000.00 (net) will be paid on August 25. In addition, you will be eligible to begin your outplacement services program on September 1.

•	If you voluntarily resign prior to October 31, you will not be eligible for any severance pay or any retention that has not been paid to date. You are eligible to retain any payments made to you up until that point.

•	If you are terminated for cause at any time, you are not eligible for any future severance or retention pay that has not been paid to date.
All other terms and conditions outlined in the previous memo still apply.
By signing this memo, you acknowledge that you understand the terms and conditions outlined above.

/s/ Eric Haeussler	7/1/05

Name	Date